As filed with the U.S. Securities and Exchange Commission on March 1, 2018.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Trade Desk, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-1887399
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

42 N. Chestnut Street

Ventura, California 93001

Telephone: (805) 585-3434

(Address of Principal Executive Offices) (Zip Code)

The Trade Desk, Inc. 2016 Incentive Award Plan

The Trade Desk, Inc. 2016 Employee Stock Purchase Plan

(Full title of the plan)

Jeff T. Green

Chief Executive Officer

The Trade Desk, Inc.

42 N. Chestnut Street

Ventura, California 93001

(Name and address of agent for service)

Telephone: (805) 585-3434

(Telephone number, including area code, of agent for service)

Copies to:

Richard A. Kline An-Yen E. Hu Goodwin Procter LLP 135 Commonwealth Drive Menlo Park, CA 94025 Telephone: (650) 752-3100	Vivian Yang Chief Legal Officer The Trade Desk, Inc. 42 N. Chestnut Street Ventura, California 93001 Telephone: (805) 585-3434

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration Fee
Class A common stock, $0.000001 par value per share, reserved for issuance pursuant to the 2016 Incentive Award Plan	1,665,649(2)	$49.47(4)	$82,399,657	$10,259
Class A common stock, $0.000001 par value per share, reserved for issuance pursuant to the 2016 Employee Stock Purchase Plan	416,412(3)	$42.05(5)	$17,510,125	$2,181
Total	2,082,061		$99,909,782	$12,440

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Class A common stock.

(2)

Reflects an automatic annual increase on January 1, 2018 to the number of shares of the Registrant’s Class A common stock reserved for issuance under The Trade Desk, Inc. 2016 Incentive Award Plan (the “2016 Plan”), which annual increase is provided for in the 2016 Plan.

(3)

Reflects an automatic annual increase on January 1, 2018 to the number of shares of the Registrant’s Class A common stock reserved for issuance under The Trade Desk, Inc. 2016 Employee Stock Purchase Plan (the “ESPP”), which annual increase is provided for in the ESPP.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of $49.47 per share, which represents the average of the high and low prices of the Registrant’s Class A common stock as reported on the NASDAQ Global Market on February 22, 2018.

(5)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act, and based on 85% of $49.47 per share, which represents the average of the high and low prices of the Registrant’s Class A common stock as reported on the NASDAQ Global Market on February 22, 2018. Pursuant to the ESPP, the purchase price of the shares of the Registrant’s Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the Registrant’s Class A common stock on the first trading day of the offering period or on the last trading day of the offering period.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 to be contained in the Section 10(a) prospectus is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, The Trade Desk, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are hereby incorporated by reference into this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 28, 2018;

(b)

All other reports of the Registrant filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)

The description of the Registrant’s Class A common stock, par value $0.000001 per share, contained in the Registration Statement on Form 8-A (File No. 001-37879) filed with the Commission on September 15, 2016 under Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of Class A common stock registered hereunder have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, that is not deemed filed under such provisions. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current items 2.02 or 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

As permitted by Section 102 of the General Corporation Law of the State of Delaware, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

•	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not affect the availability of equitable remedies such as injunctive relief or rescission. Our restated certificate of incorporation also authorizes us to indemnify our officers, directors and other agents to the fullest extent permitted under Delaware law.

As permitted by Section 145 of the General Corporation Law of the State of Delaware, our amended and restated bylaws provide that:

•	we may indemnify our directors, officers, and employees to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions;

•

we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the General Corporation Law of the State of Delaware, subject to limited exceptions; and

•	the rights provided in our amended and restated bylaws are not exclusive.

Our restated certificate of incorporation and our amended and restated bylaws provide for the indemnification provisions described above and elsewhere herein.

We have entered into separate indemnification agreements with our directors and officers that may be broader than the specific indemnification provisions contained in the General Corporation Law of the State of Delaware. These indemnification agreements generally require us, among other things, to indemnify our officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also generally require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified.

We maintain a general liability insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index on the page immediately preceding the signatures for a list of exhibits filed as part of this Registration Statement on Form S-8, which Exhibit Index is incorporated herein by reference.

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

4.1

Specimen Stock Certificate evidencing the shares of Class A common stock (incorporated by reference to Exhibit 4.2 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 213241) filed on September 6, 2016)

4.2	The Trade Desk, Inc. 2016 Incentive Award Plan (incorporated by reference to Exhibit 10.7(a) to the Registrant’s Registration Statement on Form S-1 (File No. 333- 213241) filed on August 22, 2016)

4.3

Form of Stock Option Agreement under The Trade Desk, Inc. 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.7(b) to the Registrant’s Registration Statement on Form S-1 (File No. 333- 213241) filed on August 22, 2016)

4.4

The Trade Desk, Inc. 2016 Employee Stock Purchase Plan (incorporated by reference to Exhibit 99.5 to the Registrant’s Registration Statement on Form S-8 (File No. 333- 213750) filed on September 22, 2016)

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.2	Consent of Goodwin Procter LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereto)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ventura, State of California, on March 1, 2018.

THE TRADE DESK, INC.

By:	/s/ Jeff T. Green
Jeff T. Green
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Jeff T. Green and Paul E. Ross, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent to act for him or her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Jeff T. Green	Chief Executive Officer, Director	March 1, 2018
Jeff T. Green	(principal executive officer)

/s/ Paul E. Ross	Chief Financial Officer (principal financial officer and principal accounting officer)	March 1, 2018
Paul E. Ross

/s/ Robert D. Perdue	Chief Operating Officer, Director	March 1, 2018
Robert D. Perdue

/s/ Kathryn E. Falberg	Director	March 1, 2018
Kathryn E. Falberg

/s/ Thomas Falk	Director	March 1, 2018
Thomas Falk

/s/ Eric B. Paley	Director	March 1, 2018
Eric B. Paley

/s/ Juan N. Villalonga	Director	March 1, 2018
Juan N. Villalonga

/s/ David B. Wells	Director	March 1, 2018
David B. Wells